EXHIBIT A

Identification and Classification of Members of the Group

Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

Name	Classification
Osterweis Capital Management, Inc.	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
Osterweis Capital Management, LLC	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
John S. Osterweis	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
Carl P. Kaufman	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)